As filed with the Securities and Exchange Commission on April 16, 2024
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________
FIFTH THIRD BANCORP
(Exact name of registrant as specified in its charter)
_______________

Ohio	31-0854434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza Cincinnati, Ohio (Address of Principal Executive Offices)	45263 (Zip Code)

Fifth Third Bancorp 2024 Incentive Compensation Plan
Fifth Third Bancorp 2024 Employee Stock Purchase Plan
(Full title of the plans)

Susan B. Zaunbrecher
Executive Vice President and Chief Legal Officer
Fifth Third Bancorp
38 Fountain Square Plaza
MD 10907F
Cincinnati, Ohio 45263
(513) 534-4300
(Name, address, and telephone number, including area code, of agent for service)

With a copy to:
H. Samuel Lind, Esq.
Fifth Third Bancorp
38 Fountain Square Plaza
MD 10907F
Cincinnati, Ohio 45263
(513) 534-4300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐
_____________

EXPLANATORY NOTE

Fifth Third Bancorp (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 55,000,000 shares of the Company’s common stock, no par value per share (“Common Stock”), that may be issued under the Fifth Third Bancorp 2024 Incentive Compensation Plan, and 15,000,000 shares of the Company’s Common Stock that may be issued under the Fifth Third Bancorp 2024 Employee Stock Purchase Plan (collectively, the “Plans”); and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

(a)     The documents constituting Part I of this registration statement on Form S-8 (this “Registration Statement”) will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
    (b)    Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to our corporate headquarters at the following address: 38 Fountain Square Plaza, MD 10907F, Cincinnati, Ohio 45263, Attn: Susan B. Zaunbrecher, or by calling (513) 534-4300.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

    The following documents, filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act):

(a)The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 27, 2024;

(b)The Company’s Current Reports on Form 8-K, filed with the Commission on January 22, 2024, January 29, 2024 and February 16, 2024;

(c)The description of the Company’s Common Stock contained in Exhibit 4.44 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 25, 2022, and any amendment or report filed with the Commission for the purpose of updating such description; and

(d)All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2023 (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act).

In addition, all reports and other documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 1701.13(E)(1) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the person’s conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following: (a) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the person agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the person’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. Moreover, Section 1701.13(E)(5)(b) provides that expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law, subject to the limits of applicable federal law and regulation.

    Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	Amended Articles of Incorporation of Fifth Third Bancorp, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 7, 2021.
4.2
Code of Regulations of Fifth Third Bancorp, as Amended as of December 12, 2023, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 18, 2023.

5.1	Opinion of Alston & Bird LLP.*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (set forth on signature page).*
99.1	Fifth Third Bancorp 2024 Incentive Compensation Plan, incorporated by reference to Annex A of the Definitive Proxy Statement, filed with the Commission on March 5, 2024.
99.2	Fifth Third Bancorp 2024 Employee Stock Purchase Plan, incorporated by reference to Annex B of the Definitive Proxy Statement, filed with the Commission on March 5, 2024.
107	Calculation of Filing Fee Tables.*
* Filed herewith.

Item 9.    Undertakings.

(a)    The Company hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 16th day of April, 2024.

        FIFTH THIRD BANCORP

                    By:    /s/ Timothy Spence
                        Timothy Spence
                        Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned directors and/or executive officers of Fifth Third Bancorp, hereby severally constitute and appoint Timothy Spence, acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, for him in any and all capacities, to sign this report and to file the same, with all exhibits thereto and other documents in connection therewith, and to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Timothy Spence Timothy Spence	Chairman, Chief Executive Officer and President (Principal Executive Officer)	April 16, 2024
/s/ Bryan Preston Bryan Preston	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 16, 2024
/s/ Mark D. Hazel Mark D. Hazel	Executive Vice President and Controller (Principal Accounting Officer)	April 16, 2024
/s/ Nicholas K. Akins Nicholas K. Akins	Director	April 13, 2024
/s/ B. Evan Bayh, III B. Evan Bayh, III	Director	April 11, 2024
/s/ Jorge L. Benitez Jorge L. Benitez	Director	April 12, 2024
/s/ Katherine B. Blackburn Katherine B. Blackburn	Director	April 15, 2024
/s/ Emerson L. Brumback Emerson L. Brumback	Director	April 14, 2024
/s/ Linda W. Clement-Holmes Linda W. Clement-Holmes	Director	April 12, 2024
/s/ C. Bryan Daniels C. Bryan Daniels	Director	April 14, 2024
/s/ Laurent Desmangles Laurent Desmangles	Director	April 14, 2024
/s/ Mitchell S. Feiger Mitchell S. Feiger	Director	April 11, 2024
/s/ Thomas H. Harvey Thomas H. Harvey	Director	April 12, 2024
/s/ Gary R. Heminger Gary R. Heminger	Director	April 15, 2024
/s/ Eileen A. Mallesch Eileen A. Mallesch	Director	April 12, 2024
/s/ Michael B. McCallister Michael B. McCallister	Director	April 15, 2024
/s/ Kathleen A. Rogers Kathleen A. Rogers	Director	April 12, 2024
/s/ Marsha C. Williams Marsha C. Williams	Director	April 12, 2024